Exhibit 4.1

BANK OF MARIN BANCORP

2020 DIRECTOR STOCK PLAN

1.                                      PURPOSES OF THE PLAN

The 2020 Director Stock Plan (“Plan”) is intended to promote the interests of the Bank of Marin Bancorp and its subsidiary (“Company”) by providing for payment of director fees in shares of the Company’s authorized but unissued or re-acquired common stock (“Shares”) rather than by payment of a comparable value in cash.  The Plan is also intended to provide a convenient way for participants to purchase Shares from the Company at fair market value.  This Plan replaces and supersedes the 2010 Director Stock Plan in its entirety as of the effective date of this Plan.

2.                                      ADMINISTRATION OF THE PLAN

(a)                                 The Board of Directors (the “Board”) of the Company or any committee (the “Committee”) of the Board that will satisfy Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any regulations promulgated thereunder, as from time to time in effect, including any successor rule (“Rule 16b-3”), shall supervise and administer the Plan.  The Board may also at any time terminate the functions of the Committee under the Plan and reassume all powers and authority previously delegated to the Committee.

(b)                                 Any reference to the Board in one or more provisions of the Plan shall mean the Committee, if the Committee is at the time responsible for the administration of either the Plan or those particular provisions of the Plan.  The Board, or Committee, as the case may be, is authorized (subject to the provisions of the Plan) to establish such rules and regulations as it may deem appropriate for the proper administration of the Plan and to make such determinations under, and issue such interpretations of, the Plan as it may deem necessary or advisable.  Decisions of the Board or the Committee, as the case may be, shall be final and binding on all parties who have an interest in the Plan.

(c)                                  Notwithstanding anything hereinafter set forth, the Plan shall be administered, operated and effectuated in such a manner so that the Plan shall be compliant with Rule 16b-3 and other provisions of the Exchange Act, as applicable, so as to assure the transactions contemplated herein are exempt from Section 16(b) of the Exchange Act.

3.                                      ELIGIBILITY FOR ISSUANCE OF SHARES

(a)                                 The individuals who shall be eligible to receive Shares pursuant to the Plan shall be members of the Board (whether or not they are also employees of the Company).

(b)                                 Subject to subsection (a) above, the Board shall have full authority to determine the individuals who are granted Shares under “Part A of the Plan” (as said term is defined herein) and, subject to section 4(a) below, the number of Shares to be granted.

(c)                                  The directors intending to participate in “Part B of the Plan” (as said term is defined herein) shall comply with the participation requirements of Section 6 of the Plan.

4.                                      STOCK SUBJECT TO THE PLAN

(a)                                 The stock issuable under the Plan shall be the Shares.  The aggregate number of issuable Shares shall not exceed 250,000, which includes 205,253 shares rolled over from the 2010 Director Stock Plan, subject to adjustment from time to time in accordance with subsection 4(b).

(b)                                 In the event any change is made to the Company’s common stock (whether by reason of merger, consolidation, reorganization, recapitalization, stock dividend, stock split, combination of shares, exchange of shares, or other change in corporate or capital structure effected without receipt of consideration), then the maximum number of Shares still available for issuance under the Plan shall be automatically adjusted to reflect the effect of such change upon the Company’s capital structure.  Any adjustment by the Board pursuant to this section shall be conclusive.

5.                                      PART A OF THE PLAN: DIRECTOR FEES

Each person serving as a director of the Company may be granted and issued Shares, each June 30 and December 31 from and after July 1, 2020 and during the term of the Plan in lieu of cash director fees.  The Board, as administrator of the Plan, will determine the actual number of Shares to be issued at any one time giving consideration to the fair market value of the Company’s common stock as of the date of issuance and their judgment as to the appropriate portion of previously approved director fees to be paid by issuance of Shares in lieu of cash.

6.                                      PART B OF THE PLAN: STOCK PURCHASE

It is anticipated that each person serving as a director of the Company may be granted the rights to purchase Shares, each July and January from and after the effective date of the Plan, and during the term of the Plan.  Each six month offering period (the“Offering Period”) will end on each respective June 30 and December 31st of each year with the first such Offering Period ending on June 30, 2020.

Each Offering Period will begin on the first day of that period described (the “Beginning Date”) and end on the last day of that period (the “Ending Date”); provided, however, the first Offering Period will begin on the effective date of the Plan.  For each Offering Period, the Company will make available to each director an election form (the “Election Form”) which must be completed to effect his or her right to commence active participation in Part B of the Plan.  The Election Form will provide each participating director with instructions to purchase the Shares, including instructions for the timing and preferred method of delivery of payment, for the respective Offering Period.  The Election Form shall also include delivery instructions relating to the Shares, including instructions to the Company’s transfer agent.  Each director may become an active participant for an Offering Period by completing the Election Form and delivering the same to the Company at least ten business days prior to the appropriate Ending Date.

Irrespective of participation in prior Offering Periods, a separate Election Form must be completed for each Offering Period that a director intends to participate in.  No reliance on Election Forms from prior Offering Periods shall be permitted.

A director’s failure to complete an Election Form before ten business days prior to the appropriate Ending Date shall result in the director’s de facto rejection of participation in the respective Offering Period.  Following a director’s lack of participation in an Offering Period, the nonparticipating director is free to complete an Election Form for the next successive Offering Period.

The purchase price for a Share during each respective Offering Period will be the fair market value of a share of the Company’s common stock on the Ending Date for such Offering Period.

At no time during the term of this Plan will the number of Shares available for purchase by a director pursuant to Part B of the Plan during any six month period to any individual director exceed an amount equal to 100% of their immediate prior period issued amount granted and issued under section 5.

7.                                      FAIR MARKET VALUE

For the purposes of this Plan, “fair market value” of a Share as of a specific date shall be defined as follows: (i) if the Shares are traded on a national securities exchange, the consolidated closing bid price for the company’s shares on that date or the immediately preceding trade date if such date is not a trading date; (ii) if the Shares are not traded on any such exchange, the closing sale price for such date as reported by Nasdaq; (iii) if no such closing price information is available on the national securities exchange or Nasdaq, the closing sale price as reported by the national securities exchange or Nasdaq within a reasonable period prior to such date; or (iv) if there is no such closing sale price within a reasonable period, the determination of fair market value shall be determined by the Board, taking into account material facts and circumstances pertinent to such determination.  In the event that the definition of “fair market value” as set forth above conflicts with the definition of “fair market value” as provided by the rules governing Nasdaq, the definition set forth in the rules governing the Nasdaq stock market shall govern.

8.                                      EFFECTIVE DATE AND TERM OF PLAN

(a)                                 The Plan shall become effective the day after the Plan shall have been approved by the shareholders of the Company holding not less than a majority of the outstanding shares of the Company’s common stock present at a duly called meeting.  (For reference purposes only, the Company’s next scheduled shareholder meeting is May 12, 2020.)

(b)                                 Unless the Plan is sooner terminated at the election of the Company, no Shares may be issued pursuant to the Plan after the earlier of (i) the tenth anniversary of the effective date of the Plan or (ii) the date on which all Shares available for issuance under the Plan shall have been issued.

9.                                      PROCEEDS FROM ISSUANCE OF SHARES

(a)                                 The Shares issued as director fees are to be issued in lieu of payment of cash fees to directors and no proceeds will be received by the Company from the issuance of these Shares.

(b)                                 The proceeds from the purchase of Shares issued as a result of a stock purchase pursuant to Part B of the Plan shall be received by the Company and shall be commingled with the general assets of the Company and no separate fund shall be established.  The proceeds from Shares purchased by the directors with cash shall be used for general corporate purposes.

10.                               WITHHOLDING

(a)                                 In the event that a director is required to pay to the Company an amount with respect to federal, state or local income and employment tax withholding obligations in connection with the issuance of Shares, the Board may, in its discretion and subject to such rules as it may adopt, permit such director to satisfy the obligations, in whole or in part, by either (i) making an irrevocable election that a portion of the total value of the Shares to be issued to such director be paid in the form of cash in lieu of the issuance of Shares and that such cash payment be applied to the satisfaction of the withholding obligations or (ii) tendering Shares previously held by the director in a number sufficient to satisfy such obligations.

(b)                                 The Company’s obligation to deliver Shares under the Plan shall be subject to the director’s satisfaction of all applicable federal, state and local income and employment tax withholding requirements.

11.                               NO EMPLOYMENT OR SERVICE OBLIGATION

Neither the action of the Company in establishing the Plan, nor any action taken by the Board or the Committee hereunder, nor any provision of the Plan itself shall be construed so as to grant any individual the right to remain as a director of the Company or otherwise be in the employ or service of the Company or its parent corporation or any of its subsidiaries for any period of specific duration.

12.                               SECURITIES LAWS RESTRICTIONS

Shares shall not be issued under the Plan unless (a) the exercise of the related purchase rights and the issuance and delivery of the Shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, and any rules and regulations promulgated pursuant to such laws and with the requirements of any stock exchange upon which the Shares may then be listed; and (b) the express approval of counsel for the Company with respect to such compliance is first obtained.  The Company reserves the right to place an appropriate legend on any certificate representing Shares issuable under the Plan with any such legend reflecting restrictions on the transfer of the Shares as may be necessary to assure the availability of applicable exemptions under federal and state securities laws.

13.                               TRANSFERABILITY

Neither payroll deductions credit to a participant’s account nor any rights with regard to the exercise or purchase rights or to receive any Shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way by a participant.  Any attempted assignment, transfer, pledge or other disposition shall be without effect.

14.                               AMENDMENT AND TERMINATION

The Board may at any time amend, alter, suspend, or discontinue the Plan, but no amendment, alteration, suspension, or discontinuation shall be made which would impair the awards granted to any Participant theretofore made, without his or her consent. In addition, to the extent necessary and desirable to comply with any applicable law, regulation or stock exchange rule, the Company shall obtain shareholder approval of any Plan amendment in such a manner and to such a degree as required. The Board may terminate the Plan at any time without shareholder approval.

15.                               REGULATORY APPROVALS

The implementation of the Plan and the issuance of stock shall be subject to the Company’s procurement of all approvals and permits required by regulatory authorities having jurisdiction over the Plan and the stock issued pursuant to it.

16.                               GOVERNING LAW

To the extent not otherwise governed by federal law, the Plan and its implementation shall be governed by and construed in accordance with the laws of the State of California.